                                                                    Exhibit 2.1


                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into as of the 29th day of October, 1999, by and between MANATEE-AMERICAN FINANCIAL CORP., a Florida corporation ("Manatee"), and EMAGISOFT CORPORATION f/k/a NET ADVANTAGE, INC., a Florida corporation ("Emagisoft"), and the present owners of all of the issued and outstanding shares of the capital stock of Emagisoft (the "Emagisoft Stockholders").

                              W I T N E S S E T H:

         WHEREAS, the Emagisoft Stockholders, as set forth on the attached Exhibit "A", own all of the issued and outstanding shares of the capital stock of Emagisoft, which is comprised of Ten Million (10,000,000) shares of Class A Voting Common Stock, having a par value of $.001 per share (the "Emagisoft Shares"). Manatee desires to acquire all of the Emagisoft Shares solely in exchange for common stock of Manatee, making Emagisoft a wholly-owned subsidiary of Manatee; and

         WHEREAS, the Emagisoft Stockholders desire to acquire common stock of Manatee in exchange for the Emagisoft Shares, as more fully set forth herein.

         NOW, THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. SHARE EXCHANGE. The Emagisoft Stockholders are the present owners of all of the issued and outstanding Emagisoft Shares. It is hereby agreed that all of the Emagisoft Shares shall be acquired by Manatee in exchange solely for shares of common stock of Manatee, having a par value of $.0001 per share (the "Manatee Shares").

         2. DELIVERY OF SHARES. Manatee and the Emagisoft Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the Emagisoft Shares shall be delivered to Manatee in exchange for the Manatee Shares.

            (a) The Manatee Shares shall be delivered to the Emagisoft Stockholders in exchange for their Emagisoft Shares on the basis of one (1) Manatee Share for one (1) Emagisoft Share.

            (b) At Closing, Manatee shall, subject to the conditions set forth herein, issue Ten Million (10,000,000) Manatee Shares to the Emagisoft Stockholders and/or their designee(s) in accordance with Exhibit "A". The certificates representing such Manatee Shares shall bear the following or similar restrictive transfer legend:

         The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered, sold, assigned, pledged, hypothecated or otherwise transferred unless (1) they are registered under the Act or (2) the holder has delivered to the issuer an opinion of counsel, which opinion shall be satisfactory to the issuer, to the effect that there is an available exemption from registration under the Act and any applicable state securities laws or that registration is otherwise not required.

            (c) Unless otherwise agreed to by Manatee, Emagisoft and the Emagisoft Stockholders, the transactions contemplated hereunder shall close only in the event Manatee is able to acquire at least eighty percent (80%) of the Emagisoft Shares. In the event Manatee acquires at least eighty percent (80%) but less than all of the Emagisoft Shares, the Manatee Shares to be issued and delivered hereunder shall be reduced proportionately.

         3. OUTSTANDING SECURITIES. On the Closing Date:

            (a) Each one (1) Emagisoft Share issued and outstanding immediately prior to the Closing shall be exchanged for one (1) Manatee Share. Thereafter, all such Emagisoft Shares shall be deemed to be owned by Manatee. The holders of certificates evidencing the Emagisoft Shares outstanding immediately prior to the Closing shall cease to have any rights with respect to such Emagisoft Shares except as otherwise provided herein or by law.

            (b) Two Million Two Hundred Fifty Thousand (2,250,000) shares of common stock of Manatee previously issued and outstanding prior to the Closing will remain outstanding.

         4. POST-ACQUISITION EVENTS. The parties agree that as soon as practicable after the Closing Date the following shall occur:

            (a) The acceptance of the resignation of the sole existing Manatee officer and director and the election and appointment of new officers and directors.

            (b) Manatee shall cause to be prepared a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission ("SEC"), and Emagisoft and Manatee shall reasonably assist SEC counsel who they may utilize for the preparation of the Form 8-K and any other required SEC filings.

            (c) Manatee shall file an amendment to its Articles of Incorporation changing its name to "Emagisoft Technologies, Inc."

            (d) Manatee and Emagisoft with the assistance of SEC counsel who they may each utilize, shall cooperate in causing a broker-dealer which is a member of the National Association of Securities Dealers, Inc. ("NASD") to file a Form 211 with the NASD to list for trading purposes the common stock of Manatee on the OTC Bulletin Board ("OTCBB"). In




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connection with said preparation and filing of a Form 211 with the NASD,
Manatee and Emagisoft agree to cooperate in providing and explaining certain corporate and other information with respect to the transactions contemplated hereunder, including: (i) a complete description of the history and background of Manatee, (ii) a complete description of Emagisoft's business, (iii) audited financial statements of Manatee and Emagisoft as of December 31, 1998, and (iv) biographical and other information concerning the new officers and directors of Manatee. In the event the common stock of Manatee is not listed for trading on the OTCBB within ninety (90) days of the Closing Date, Manatee shall purchase, acquire and accept the Manatee Shares received by the Emagisoft Stockholders hereunder in exchange for the Emagisoft Shares transferred to Manatee hereunder, the result of which shall be to place Manatee, Emagisoft and the Emagisoft Stockholders in the same position they would have been in if the transactions contemplated under this Agreement had not been consummated.

         5. OTHER MATTERS.

            (a) Prior to the Closing, there shall be no change in the current outstanding capital structure of Manatee or Emagisoft and, in connection therewith, there shall be no issuance of shares, options, warranties or other securities, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of, the capital stock of Manatee or Emagisoft after the date hereof, and there shall be no dividends paid on the capital stock of Manatee or Emagisoft.

            (b) Manatee and Emagisoft shall have received all requisite stockholder approval of the transactions contemplated under this Agreement.

         6. SURRENDER AND ISSUANCE OF SECURITIES. On the Closing Date:

            (a) The Emagisoft Stockholders shall surrender for cancellation certificates representing their Emagisoft Shares duly endorsed for transfer to Manatee.

            (b) Manatee shall issue and deliver certificates representing the Manatee Shares in accordance with Exhibit "A".

         7. REPRESENTATIONS AND WARRANTIES OF THE EMAGISOFT STOCKHOLDERS. The Emagisoft Stockholders hereby represent and warrant to the best of their knowledge and belief as follows, which warranties and representations shall also be true as of the Closing Date:

            (a) The Emagisoft Shares are free from claims, liens, or other encumbrances, and the Emagisoft Stockholders have good title and the unqualified right to transfer and dispose of such Emagisoft Shares.

            (b) The Emagisoft Stockholders are the sole registered holders of the issued and outstanding Emagisoft Shares as set forth in Exhibit "A".




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            (c) The Emagisoft Stockholders have no present intent to sell or dispose of the Manatee Shares to be acquired hereunder and are under no binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Manatee Shares.

         8. REPRESENTATIONS AND WARRANTIES OF EMAGISOFT. Emagisoft hereby represents and warrants to the best of its knowledge and belief as follows, which warranties and representations shall also be true as of the Closing Date:

            (a) The Emagisoft Stockholders listed on the attached Exhibit "A" are the sole owners of record and beneficially own all of the issued and outstanding Emagisoft Shares.

            (b) Emagisoft has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and performance of this Agreement will not constitute a breach of any material agreement, indenture, mortgage, license or other instrument or document to which Emagisoft is a party or by which it or its properties is bound, and will not violate any judgment, decree, order, writ, or applicable rule, statute, or regulation. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Emagisoft.

            (c) Emagisoft has one wholly-owned subsidiary corporation, Interactive Media Solutions, Inc. ("Interactive"), a Florida corporation.

            (d) The audited financial statements of Emagisoft and Interactive as of and for the periods ending December 31, 1996, 1997 and 1998, and the unaudited financial statements of Emagisoft and Interactive for the six month period ended June 30, 1999, which have been delivered to Manatee (hereinafter referred to as the "Emagisoft Financial Statements") present fairly, in all material respects, the financial condition of Emagisoft and Interactive as of the dates thereof and the results of operations and changes in financial position of Emagisoft and Interactive for the periods covered. Emagisoft and Interactive have good title to all assets shown on the Emagisoft Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Emagisoft Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in notes thereto, and meet or can be made to meet SEC financial reporting requirements.

            (e) Since June 30, 1999, there have not been any material adverse changes in the financial position of Emagisoft or Interactive except changes arising in the ordinary course of business which changes will in no event materially and adversely affect the financial position of Emagisoft or Interactive.

            (f) The authorized capital stock of Emagisoft consists of: (i) 10,000,000 shares of Class A Voting Common Stock, $.001 par value, (ii) 10,000,000 shares of Class B Non-Voting Common Stock, $.001 par value, and
(iii) 10,000,000 shares of Preferred Stock, $.001 par value. All outstanding shares of the capital stock of Emagisoft are validly issued, fully paid and nonassessable. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Emagisoft, other than as described in Exhibit "B" attached hereto.

            (g) Neither Emagisoft nor Interactive is a party to any material litigation or any governmental investigation or proceeding.

            (h) Emagisoft and Interactive are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and presently has and at the Closing shall have the corporate power to own their properties and to carry on their business as then being conducted and shall be duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

            (i) Emagisoft and Interactive have (or, by the Closing Date, will have) filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms or reports (or extensions thereof) which are due or required to be filed by them prior to the Closing, and/or have (or will have) paid or made adequate provisions for the payment of all taxes, fees or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Neither Emagisoft nor Interactive is delinquent for any tax, penalty, interest, assessment or charge.

            (j) Emagisoft has not breached, and there is no pending or threatened claim that Emagisoft has breached any of the terms or conditions of any agreement to which it is a party or by which it or its properties is bound. Emagisoft has previously given Manatee copies of or access to all material commitments and/or agreements to which Emagisoft is a party, including all relationships or dealings with related parties or affiliates.

            (k) Emagisoft has delivered to Manatee, in addition to the documents delivered under this Agreement, a true and complete copy of its: (i) Federal and Florida tax returns for the years 1998, 1997 and 1996, (ii) Confidential Business Plan, (iii) a current stockholders list, and (iv) copies of the Articles of Incorporation, as amended, Bylaws and corporate minutes and resolutions.

            (l) Emagisoft has made its corporate and financial records, minute book, stock register and other corporate and financial documents available for review to present management of Manatee prior to the Closing, during reasonable business hours and on reasonable notice.

            (m) All information regarding Emagisoft, Interactive and the Emagisoft Stockholders which is set forth herein or which has otherwise been provided to Manatee is true and accurate in all material respects.

         9. REPRESENTATION AND WARRANTIES OF MANATEE. Manatee hereby represents and warrants to the best of its knowledge and belief as follows, which representations and warranties shall also be true as of the Closing Date:




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            (a) The Manatee Shares to be issued and delivered to the Emagisoft
Stockholders in accordance with Exhibit "A" will, when so issued and delivered, constitute duly authorized, validly and legally issued Manatee Shares, fully paid and nonassessable.

            (b) Manatee has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and performance of this Agreement will not constitute a breach of any material agreement, indenture, mortgage, license or other instrument or document to which Manatee is a party or by which it or its properties is bound, and will not violate any judgment, decree, order, writ, or applicable rule, statute, or regulation. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles and Incorporation or Bylaws of Manatee.

            (c) The audited financial statements of Manatee as of and for the periods ending December 31, 1996, 1997 and 1998, and the unaudited financial statements of Manatee for the three month periods ended March 31, 1999, and June 30, 1999, which have been delivered to Emagisoft (hereinafter referred to as the "Manatee Financial Statements") present fairly, in all material respects, the financial condition of Manatee as of the dates thereof and the results of its operations and changes in financial position for the periods covered. Manatee has good title to all assets shown on the Manatee Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Manatee Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in notes thereto, and meet or can be made to meet SEC financial reporting requirements.

            (d) Since June 30, 1999, there have not been any material adverse changes in the financial position of Manatee except change arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Manatee.

            (e) The authorized capital stock of Manatee consists of: (i) 20,000,000 shares of common stock, $.0001 par value, and (ii) 5,000,000 shares of preferred stock, $.0001 par value. All outstanding shares of the capital stock of Manatee are validly issued, fully paid and nonassessable. No shares of preferred stock are issued and outstanding. No shares of preferred stock are issued and outstanding. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Manatee.

            (f) Manatee is not a party to any material litigation or any governmental investigation or proceeding.

            (g) Manatee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and presently has and at the Closing shall have the corporate power to own its property and to carry on its business as then being conducted and shall be duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.




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            (h) Manatee has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Manatee is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

            (i) Manatee has not breached, and there is no pending or threatened claim that Manatee has breached any of the terms or conditions of any agreement to which it is a party or by which it or its properties is bound. Manatee is not a party to any material commitment or agreement, and it has disclosed to Emagisoft and the Emagisoft Stockholders any relationships or dealings with related parties or affiliates.

            (j) Manatee has delivered to Emagisoft, in addition to the documents delivered under this Agreement, a true and complete copy of its: (i) Prospectus dated September 21, 1994, as declared effective by the SEC, (ii) Quarterly reports on Form 10-QSB for the periods ended June 30, 1999, March 31, 1999, March 31, 1997, September 30, 1996, June 30, 1996 and March 31, 1996, as
filed with the SEC, (iii) Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the SEC, (iv) Federal and Florida tax returns for the years 1998, 1997, 1996 and 1995, (v) a current stockholders list, and
(vi) copies of the Articles of Incorporation, as amended, Bylaws and corporate minutes and resolutions. As of their respective dates, to the best knowledge and belief of Manatee, the foregoing documents filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstance under which they are made, not misleading.

            (k) Manatee has no subsidiaries.

            (l) Manatee has made its corporate and financial records, minute book, stock register and other corporate and financial documents available for review to present management of Emagisoft prior to the Closing, during reasonable business hours and on reasonable notice.

            (m) All information regarding Manatee which is set forth herein or has otherwise been provided by Manatee to Emagisoft and the Emagisoft Stockholders is true and accurate in all material respects.

            (n) Manatee is current in and in compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended, and all reports filed by Manatee with the SEC are true, complete and accurate in all material respects, and there is no information or event required to be disclosed that has not been disclosed in any of Manatee's public filings as of the Closing Date.

        10. CLOSING. The Closing of the transactions contemplated herein shall take place on such date (the "Closing" or Closing Date") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which




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Closing is expected to be on or about October 20, 1999, but not later than
October 29, 1999, unless extended by mutual consent of all parties hereto.

        11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE EMAGISOFT STOCKHOLDERS. All obligations of the Emagisoft Stockholders under this Agreement are subject to the fulfillment of each of the following conditions:

            (a) The representations and warranties of Manatee contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

            (b) Manatee shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and shall have executed and delivered all documents required by this Agreement to be executed and delivered by it prior to or at the Closing.

            (c) On or before the Closing, the Board of Directors and the shareholders of Manatee shall have authorized and approved the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereunder.

            (d) At the Closing, the sole existing officer and director of Manatee shall have resigned in writing from all positions as a director and officer of Manatee.

            (e) The Manatee Shares to be issued to the Emagisoft Stockholders at Closing will be validly issued, nonassessable and fully paid under applicable corporation law and will be issued in compliance with all federal, state and applicable securities laws.

        12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MANATEE. All obligations of Manatee under this Agreement are subject to the fulfillment, of each of the following conditions:

            (a) The representations and warranties of the Emagisoft Stockholders and Emagisoft contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the closing as though such representations and warrantees were made at and as of such time.

            (b) The Emagisoft Stockholders and Emagisoft shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, and shall have executed and delivered all documents required by this Agreement to be executed and delivered by them prior to or at the Closing.

            (c) On or before the Closing, the Board of Directors and the shareholders of Emagisoft shall have authorized and approved the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereunder.

            (d) The Emagisoft Stockholders shall deliver a letter commonly known as an "Investment Letter," in substantially the form attached hereto and made a part hereof as Exhibit "C", acknowledging that the Manatee Shares are being acquired for investment purposes.

        13. COVENANTS.

            (a) CONDUCT OF BUSINESS. At all times prior to the Closing, Manatee and Emagisoft agree to conduct their respective businesses in accordance with the ordinary, ususal and normal course of business heretofore conducted by each, and there shall be no adverse material change in the business of Manatee or Emagisoft from the date hereof through the Closing Date.

            (b) ACCESS. At all times prior to the Closing, Manatee and Emagisoft shall: (i) give to the other and its authorized representatives reasonable access to all facilities and properties of Manatee or Emagisoft, as the case may be, and to its books and records and those of its subsidiaries,
(ii) permit the other to make inspections thereof upon reasonable request, and
(iii) furnish the other with such financial and operating data and other information with respect its business and properties and those of its subsidiaries.

            (c) EXCLUSIVITY. From the date hereof until the earlier of the Closing or the termination of this Agreement, Manatee shall not solicit, negotiate or enter into any agreement or arrangement with any other person or organization with respect to or in furtherance of any merger, share exchange or other business combination involving the issuance of capital stock of Manatee or the sale of assets of Manatee (except in the ordinary course of business), other than the exchange of Manatee Shares for Emagisoft Shares hereunder.

            (d) PUBLICITY. From the date hereof until the Closing, Manatee and Emagisoft shall discuss and mutually agree upon any public filing or announcement concerning the transactions contemplated hereunder.

            (e) CONFIDENTIALITY. Prior to the Closing, or at any time if the Closing does not occur, Manatee and Emagisoft shall not disclose to any person (other than their employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained pursuant to Section 13. (b). In the event the Closing does not occur, Manatee and Emagisoft shall return to the other, or destroy, all information it shall have received from the other in connection with this Agreement and the transactions contemplated hereunder, together with any summaries thereof or extracts therefrom.

        14. INDEMNIFICATION. For a period of two (2) years from the Closing, Manatee agrees to indemnify and hold harmless the Emagisoft Stockholders and Emagisoft, and the Emagisoft Stockholders and Emagisoft agree to indemnify and hold harmless Manatee, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees, resulting from any material misrepresentation made by an indemnifying party to an indemnified party, an indemnifying party's material breach of a covenant, representation or warranty, or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

        15. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereunder for two
(2) years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

        16. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

            (a) Emagisoft and the Emagisoft Stockholders will deliver, or will cause to be delivered, to Manatee the following:

                (i)   the stock certificates described in Section 6.(a) above.

                (ii) a certificate executed by Emagisoft to the effect that to the best of its knowledge and belief all representations and warranties of Emagisoft in this Agreement are true and correct as of the Closing the same as though originally given to Manatee on said date;

                (iii) a certificate executed by the Emagisoft Stockholders to the effect that to the best of their knowledge and belief all representations and warranties of the Emagisoft Stockholders in this Agreement are true and correct as of the Closing the same as though originally given to Manatee on said date;

                (iv) an Investment Letter in the form attached hereto as Exhibit "C" executed by each of the Emagisoft Stockholders;

                (v) a copy of a corporate resolution of Emagisoft authorizing and approving the execution, delivery and performance of this Agreement and consummation of the transactions contemplated in this Agreement;

                (vi) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

                (vii) all other items, the delivery of which is a condition precedent to the obligations of Manatee, as set forth herein; and

            (b) Manatee will deliver or cause to be delivered to the Emagisoft and the Emagisoft Stockholders:

                (i) the stock certificates described in Section 6.(b) above;

                (ii) a certificate executed by Manatee, to the effect that all representations and warranties of Manatee in this Agreement are true and correct as of the Closing, the same as though originally given to Emagisoft and the Emagisoft Stockholders on said date;

                (iii) a copy of a corporate resolution of Manatee authorizing and approving the execution, delivery and performance of this Agreement and consummation of the transactions contemplated in this Agreement;

                (iv) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                (v) the resignation of the sole existing officer and director of Manatee; and

                (vi) all other items, the delivery of which is a condition precedent to the obligations of the Emagisoft Stockholders, as set forth herein.

        17. BROKER'S OR FINDER'S FEES. Manatee represents and warrants to the Emagisoft Stockholders and Emagisoft, and the Emagisoft Stockholders and Emagisoft represent and warrant to Manatee, that none of them, or any party acting on their behalf, has incurred any liability, either express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby. Manatee on the one hand, and the Emagisoft Stockholders and Emagisoft, jointly and severally, on the other hand, will indemnify and hold the other harmless from any claim, loss, costs or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability.

        18. MISCELLANEOUS.

            (a) FURTHER ASSURANCES. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or take title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

            (b) WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

            (c) TERMINATION. All obligations hereunder may be terminated at the discretion of either Manatee's or Emagisoft's board of directors if (i) the closing conditions specified in Sections 11 and 12 are not met by October 29, 1999, unless extended, or (ii) any of the representations and warranties made herein have been materially breached.

            (d) AMENDMENT. This agreement may be amended only in writing as agreed to by all the parties hereto.

            (e) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person, or sent by telex or facsimile (with receipt confirmed), or sent by prepaid first class registered or certified mail, return receipt requested, as follows:

                  If to Manatee:              1825 N.E. 164th Street
                                              Suite 1
                                              North Miami Beach, FL 33162
                                              Facsimile No: (305) 944-2432
                                              Attn: Marc B. Tescher, President

                  With a copy to:             Kipnis Tescher Lippman
                                              & Valinsky
                                              100 Northeast Third Avenue
                                              Suite 610
                                              Fort Lauderdale, FL 33301-1156
                                              Facsimile No: (954) 467-2264
                                              Attn: Jay Valinsky, Esq.

                  If to Emagisoft             405 Central Ave.
                  and the Emagisoft           Second Floor
                  Stockholders:               St. Petersburg, FL  33701
                                              Facsimile No: (727) 822-7858
                                              Attn: Kyle Jones, President

                  With a copy to:             Edwin Kagan, Esq.
                                              2709 Rocky Point Dr., #102
                                              Tampa, FL  33607
                                              Facsimile No: (813) 288-0428

            (f) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (h) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            (i) ENTIRE AGREEMENT. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood with respect to the subject matter hereof. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

            (j) TIME. Time is of the essence.

            (k) SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

            (l) RESPONSIBILITY AND COSTS. All fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses unless such party has agreed otherwise with any such person.

        IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the day and year first above written.


WITNESSES:                                        MANATEE-AMERICAN
                                                  FINANCIAL CORP.,
                                                  a Florida corporation


                                                  By: /s/ Marc B. Tescher
                                                  --------------------------
                                                  Marc B. Tescher, President


                                                  EMAGISOFT CORPORATION,
                                                  a Florida corporation


                                                  By: /s/ Kyle E. Jones
                                                  --------------------------
                                                  Kyle E. Jones, President

                                  EXHIBIT "A"

                             EMAGISOFT CORPORATION


NAME                              ADDRESS                            NUMBER OF SHARES
----                              -------                            ----------------
The Betterment Trust              10460 Roosevelt Boulevard             5,552,260
Kyle E. Jones, Trustee            Apt. 111
                                  St. Petersburg, FL 33716

Jimmy Dowda                       1982 Shannon Lane                       50,000
                                  Apopka, FL 32703

William H. Egge, IV               11555 Tradewinds Boulevard             398,080
                                  Largo, FL 33773

Roger W. Finefrock                1146 17th Avenue North                 143,000
                                  St. Petersburg, FL 33704

Richard W. Groner                 2033 Main Street                       500,000
                                  Suite 403
                                  Sarasota, FL 34237

Stephen Guarino                   3 Downe Circle                         500,000
                                  Medford, NJ 08055

Bob Havemeister                   700 Lake Avenue                         30,000
                                  Maitland, FL 32751

David Hollis                      10353 Abbotsford Drive                 199,040
                                  Tampa, FL 33626

Brian Keith Jones                 10460 Roosevelt Boulevard               25,000
                                  Apt. 111
                                  St. Petersburg, FL 33716

Deidre R. Jones                   5026 Dickens Avenue                     10,000
                                  Tampa, FL 33629

Harold and Wanda Faye Jones       Rt #1, Box 496                         174,230
JTWROS                            Gray, KY 40734

Robert Stacey Jones               3106 Treetrail Parkway                  10,000
                                  Norcross, GA 30093


NAME                              ADDRESS                            NUMBER OF SHARES
----                              -------                            ----------------
William Tal Jones                 P.O. Box 219                            10,000
                                  Barbourville, KY 40906

Steven H. Kerr                    917 Stillwell Lane                      10,000
                                  Lake Mary, FL 32746

Richard M. Konsens, MD            1696 Bridgewater Drive                  10,000
                                  Heathrow, FL 32746

Mark Lauter                       4870 Bay Heron Place                     5,000
                                  Apt. 321
                                  Tampa, FL 33616

Frederick A. Lenz                 113 Hattaway Drive                      10,000
                                  Altamonte Springs, FL 32701

Lighthouse Holdings, Inc.         P.O. Box 97                            150,000
Clayton Been, Director            Caribbean Place
                                  Leeward Highway
                                  Providenciales, Turks &
                                  Caicos Islands

Darin McManaway                   11601 4th Street North                  25,000
                                  Apt. 4413
                                  St. Petersburg, FL

James Neader                      396 Coffee Pot Riviera N.E.             25,000
                                  St. Petersburg, FL 33704

James Neader Profit               396 Coffee Pot Riviera N.E.             15,000
Sharing Plan & Trust              St. Petersburg, FL 33704

Chong Park                        311 N. Knowles Avenue                   10,000
                                  Winter Park, FL 32789

James L. Rhodes C/F               18914 Rogers Road                       10,000
Gwyndolyn Heather Rhodes,         Odessa, FL 33556
UGMA/FL

David and Doris Rothschild        8027 Palomino Avenue                   477,680
JTWROS                            Naples, FL 34113

Frank P. Rothschild, Inc.         P.O. Box 17325                         100,000
                                  Clearwater, FL 33762


NAME                              ADDRESS                            NUMBER OF SHARES
----                              -------                            ----------------
Geneva-Roth Investment            P.O. Box 17325                         377,680
Trust                             Clearwater, FL 33762
Frank P. Rothschild,
Trustee

Sherry L. Shaw                    540 Carillon Parkway                   199,040
                                  Unit 204
                                  St. Petersburg, FL 33716

Roger Tichenor                    1749 Bridgewater Drive                 645,530
                                  Heathrow, FL 32746

Peter VanSon                      4661 Laurel Oak Lane N.E.              318,460
                                  St. Petersburg, FL 33703

Ronnie L. Williams, Sr.           1826 South Ridge Avenue                 10,000
                                  Edgewater, FL 32141

                                  TOTAL                               10,000,000

                                  EXHIBIT "B"

OPTIONS TO ACQUIRE CLASS A VOTING COMMON STOCK
OF EMAGISOFT CORPORATION


                                    CURRENT         PERFORMANCE             LONGEVITY
HOLDER                            OWNERSHIP(1)       OPTIONS(2)            OPTIONS(3)
------                            ------------      -----------            ----------
Kyle Jones                          100,000          1,000,000              100,000

Peter VanSon                         50,000            500,000               50,000

Frank Rothschild                     50,000            500,000               50,000

William Egge, IV                     50,000            500,000               50,000

Roger Tichenor                       50,000            500,000               50,000

David Hollis                          -0-              500,000               50,000
                                    -------          ---------              -------

   TOTAL                            300,000          3,500,000              350,000

----------
1 Represents the number of options granted at the time of execution of employment agreement. The options are exercisable at a price of $1.50 per share.
2 Represents the maximum number of options that can be granted during employment in the event Emagisoft attains certain specified annualized gross revenues. The options are exercisable at a price of $1.75 per share.
3 Represents the number of options to be granted per each year of employment.
  The options are exercisable at a price of $2.00 per share.

                                  EXHIBIT "C"

                               INVESTMENT LETTER

TO THE BOARD OF DIRECTORS OF MANATEE-AMERICAN FINANCIAL CORP.

         The undersigned hereby represents to Manatee-American Financial Corp. (the "Corporation") that (1) the shares of the Corporation's commons stock (the "Securities") which are being acquired by the undersigned are being acquired for his own account and for investment and not with a view to the public resale or distribution thereof; (2) the undersigned will not sell, transfer or otherwise dispose of the securities except in compliance with the Securities Act of 1933, as amended (the "Act"); and (3) the undersigned is aware that the Securities are "restricted securities" as that term is defined in Rule 144 or the General Rules and Regulations under the Act.

         The undersigned hereby agrees and acknowledges that he will not sell the Securities outside of the United States in any manner which will allow the Securities to become nonrestricted except upon registration in the United States.

         The undersigned further acknowledges that he or she has had an opportunity to ask questions of and receive answers from duly designated representatives of the Corporation concerning the terms and conditions pursuant to which the Securities are being acquired. The undersigned acknowledges that he has been afforded an opportunity to examine such documents and other information which he or she has requested for the purpose of verifying the information set forth in said documents.

         The undersigned acknowledges and understands that the Securities are unregistered and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

         The undersigned further acknowledges that he is fully aware of the applicable limitations on the resale of the Securities. These restrictions for the most part are set forth in Rule 144. The Rule permits sales of "restricted securities" upon compliance with the requirements of such Rule. If the Rule is available to the undersigned, the undersigned may make only routine sales of securities, in limited amounts, in accordance with the terms and conditions of that Rule.

         Any and all certificates representing the Securities, and any and all Securities issued in replacement thereof or in exchange therefore, shall bear the following legend, which the undersigned has read and understands:

         The Securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The Securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Corporation.

         The undersigned further agrees that the Corporation shall have the right to issue stop-transfer instructions to its transfer agent and acknowledges that the Corporation has informed the undersigned of its intention to issue such instructions.

                                                  Very truly yours,



                                                  ____________________________

                                                  Date: ________________, 1999